Exhibit 99.1

NEWS
Contact: Steve Kraus, (608) 252-7907

MGE Energy Reports Third-Quarter Results

Madison, Wisconsin, November 9, 2004--MGE Energy, Inc. (Nasdaq: MGEE) today reports third-quarter net income of $9.1 million, or 48 cents per share, compared to $10.1 million, or 56 cents per share, last year. MGE Energy's net income for the nine months ended September 30, 2004, was $28.7 million, or $1.53 per share, compared to $25.3 million, or $1.42 per share, for the same period last year. MGE Energy's operations are primarily based on its utility subsidiary, Madison Gas and Electric Company (MGE).

MGE's electric revenues were $3.0 million lower for the three-month period ended September 30, 2004, compared to the same period in the prior year. This is partially due to a decline in MGE's retail sales volumes resulting from milder weather this summer. Additionally, in the third quarter, MGE recorded a reduction to electric revenues of $1.3 million to reflect an estimated fuel refund due to customers.

Fuel costs for electric generation decreased for the third quarter due to a decrease in the per-unit cost and decreases in volumes. Purchased power costs also decreased due to decreases in volume. The decreased volume was partially offset by increases in per-unit cost. The increased purchased power per-unit cost contributed to a lower MGE electric margin (revenues less fuel and purchased power costs). MGE's gas revenues increased $1.3 million as a result of rising gas prices.

MGE Construct received $0.7 million in the third quarter of 2004 for services rendered in relation to its role as Engineering, Procurement, and Construction contractor for the West Campus Cogeneration Facility.

Operations and maintenance expenses for MGE Energy, Inc., increased $1.7 million in the third quarter mainly due to increased costs related to electric production and compliance with the Sarbanes-Oxley Act.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to nearly 132,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to more than 129,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.
(In thousands, except per-share amounts)
(Unaudited)

	2004	2003
Three Months Ended September 30
Operating revenue	$86,840	$87,931
Operating income	$16,306	$19,693
Net income	$9,108	$10,108
Earnings per share (basic and diluted)	$0.48	$0.56
Weighted average shares outstanding (basic and diluted)	19,080	17,957

Nine Months Ended September 30
Operating revenue	$307,535	$299,073
Operating income	$51,120	$48,777
Net income	$28,726	$25,316
Earnings per share (basic and diluted)	$1.53	$1.42
Weighted average shares outstanding (basic and diluted)	18,722	17,794